EXHIBIT 18


    March 30, 1995

    Mr. Glenn Kennedy, Vice President
    Treasurer and Chief Financial Officer
    Sunstates Corporation
    4600 Marriott Drive
    Raleigh, North Carolina  27612

    Dear Mr. Kennedy:

    As stated in Note 2 to the consolidated financial statements of Sunstates Corporation and Subsidiaries for the year ended December 31, 1994 the Company changed its method of inventory valuation for its furniture manufacturing inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method and states that the newly adopted accounting principle is preferable in the circumstances because under the current economic environment of low inflation, the Company believes that the FIFO method will result in a better measurement of operating results. Also, as a result of the recent operating losses and demands upon its liquidity, the Company believes its financial position is the primary concern of the readers of its financial statements and that the accounting change will reflect inventories in the balance sheet at a value that more closely represents current costs. In connection with our audit of the above mentioned financial statements, we have evaluated the circumstances and the business judgment and planning which formulated your basis to make the change in accounting principle.

    It should be understood that criteria have not been established by the Financial Accounting Standards Board for selecting from among the alternative accounting principles that exist in this area. Further, the American Institute of Certified Public Accountants has not established the standards by which an auditor can evaluate the preferability of one accounting principle among a series of alternatives. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

    Based on our audit, we concur in management's judgment that the newly adopted accounting principle described in Note 2 is preferable in the circumstances. In formulating this position, we are relying on management's business planning and judgment, which we do not find to be unreasonable.


    Very truly yours,


    BDO SEIDMAN
    Greensboro, North Carolina